Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal 2023 Third-Quarter Results

OVERLAND PARK, Kan. (Aug. 8, 2023) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal 2023 third-quarter results.

MANAGEMENT COMMENTARY

“The third quarter demonstrates tangible progress toward executing upon several strategic priorities that we believe over time will accelerate our growth and enhance the value of the enterprise," said Kevin S. Crutchfield, president and CEO. "We are pleased with the results across our businesses, most notably the continued improvement in profitability per ton in our Salt business. In addition, we are forging ahead on important elements of our lithium project, including the completion of a binding supply agreement with Ford and the advancement of the commercial-scale demonstration DLE unit in Ogden. This quarter we also saw Fortress release its first commercial product, with outstanding feedback regarding efficacy and delivery performance."

QUARTERLY HIGHLIGHTS

•Total company operating loss improved to $0.6 million for the quarter compared to a loss of $3.5 million in the prior-year quarter;
•Quarterly net income from continuing operations of $39.9 million versus a net loss of $10.7 million over the corresponding period last year, driven by a $42.7 million tax benefit in the current quarter reflecting the impact of the recent acquisition of Fortress North America (Fortress) and recent changes in Canadian tax law;
•Adjusted EBITDA from continuing operations essentially flat year over year at $28.6 million on improved adjusted EBITDA margins;
•Reported year-over-year increases in Salt operating earnings and adjusted EBITDA of 75% and 31%, respectively, with a nearly 50% improvement in adjusted EBITDA per ton to $24.41 compared to the corresponding period last year; year-over-year increases in highway deicing and consumer and industrial average pricing allowed the company to recoup substantial inflationary cost increases incurred over the last year;
•Acquired remaining 55% not previously owned of Fortress, a next-generation fire-retardant company, and achieved its first commercial sales during the quarter;
•Announced binding, multiyear supply agreement with Ford Motor Company (Ford) to deliver up to 40% of planned phase-one battery-grade lithium carbonate from Compass Minerals' Ogden, Utah, lithium brine development for an initial five-year term; and
•Extended debt maturity profile via refinancing of outstanding $250 million 4.875% Senior Notes due July 2024 with $75 million expansion of revolver to $375 million and a $200 million Term Loan A issuance.

Compass Minerals Reports Third Quarter Earnings

FINANCIAL RESULTS1

(in millions, except per share data)	Three Months Ended June 30, 2023	Nine Months Ended June 30, 2023
Revenue	$207.6	$971.1
Operating (loss) earnings	(0.6)	75.2
Adjusted operating earnings	1.6	80.6
Adjusted EBITDA*	28.6	167.8
Net earnings	39.9	18.0
Net earnings per diluted share	0.96	0.44
Adjusted net earnings*	42.0	23.3
Adjusted net earnings* per diluted share	1.01	0.57
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Consolidated operating loss of $0.6 million improved from a consolidated operating loss of $3.5 million in the corresponding quarter in fiscal 2022. Net income from continuing operations was $39.9 million in the third fiscal quarter, benefiting from an income tax benefit of $42.7 million reflecting the impact of the recent acquisition of Fortress and recent changes in Canadian tax law. In the corresponding period last year the company posted a net loss from continuing operations of $10.7 million. Consolidated adjusted EBITDA in the quarter was essentially flat to last year at $28.6 million, while consolidated adjusted EBITDA margin improved slightly to 13.8% from 13.5% last fiscal year.

SALT BUSINESS SUMMARY

Driven by price increases, operating earnings rose 75% year over year to $21.7 million despite lower sales volumes. Adjusted EBITDA increased to $36.4 million, up 31% from the prior-year period, with adjusted EBITDA per ton improving 48% to $24.41.

Salt fiscal 2023 third-quarter revenue totaled $155.5 million and was essentially flat year over year. Consistent with prior years, the back half of the fiscal year reflects a seasonal change in sales mix with sales of highway deicing products representing a lower percentage of total sales for the business. Segment sales volumes declined 11% year over year but were offset by a 12% increase in average sales price. In the highway deicing business, the company's value-over-volume commercial strategy during the 2023 deicing season resulted in improved customer mix, a 16% increase in average highway deicing selling prices and 13% lower sales volumes - all comparable to the corresponding period last year. The consumer and industrial (C&I) business continued its positive momentum in pricing across all product groups, with the average selling price increasing 5% year over year to $181.66 per ton. Sales volumes within the C&I business were down 7% due primarily to the timing of non-deicing demand.
1 All amounts in this press release represent results from continuing operations unless otherwise noted, except for amounts pertaining to the fiscal 2022 condensed consolidated statements of cash flows, which include results from discontinued operations.

Compass Minerals Reports Third Quarter Earnings

Distribution costs and all-in product costs (defined at the segment level as sales to external customers less distribution costs less operating earnings) per ton both increased slightly year over year. These costs reflect the cost structure of salt produced and inventoried in fiscal 2022 amid a period of substantial inflationary pressure and current period inflation.

PLANT NUTRITION BUSINESS SUMMARY

Operating earnings in the Plant Nutrition business totaled $2.5 million for the quarter, down from $10.6 million in the prior-year period. Adjusted EBITDA declined to $11.7 million versus $19.4 million in the comparable period of fiscal 2022.

Plant Nutrition third-quarter revenue totaled $47.5 million, down 15% year over year. The average segment sales price for the quarter was down 9% year over year to $751.58 per ton, reflecting improved availability of potassium-based fertilizers around the world. Lingering effects from extraordinary weather events in key markets earlier in the year adversely impacted sales volumes in the quarter, which were down 6% year over year. Per-unit distribution costs for the quarter decreased 8% year over year due to changes in sales mix. All-in product costs per ton increased 6% year over year and include the impact of operational measures taken to mitigate the impact of the below-average 2022 evaporation season and the impact of higher natural gas costs experienced earlier in the year on average inventory costs.

FORTRESS NORTH AMERICA UPDATE

As previously disclosed, Compass Minerals completed the acquisition of the remaining 55% of Fortress that it did not own on May 5, 2023. Prior to the acquisition, Fortress entered into an agreement with the U.S. Forest Service (USFS) to supply product and provide associated services in the 2023 fire season for up to five mobile bases. In June it achieved a commercial milestone by dropping its first product supporting fire suppression efforts in Arizona. Subsequent to quarter-end, the USFS deployed an aircraft out of a base in San Bernardino, California, to drop Fortress products on the Rabbit fire in Riverside County.

Fortress is expected to generate between $20 million and $25 million of revenue in fiscal 2023, assuming a typical cadence of fire activity in the western United States. Operating profit and adjusted EBITDA are expected in the low double-digit millions of dollars for the fiscal year. The vast majority of the financial impact is expected to be recognized in the fourth quarter of the fiscal year.

LITHIUM PROJECT UPDATE

In the third quarter, Compass Minerals continued to advance its lithium project on the Great Salt Lake, signing a binding multiyear agreement with Ford to provide up to 40% of its planned, phase-one battery-grade lithium carbonate for a five-year term once production begins. Combined with the agreement with LG Energy Solution, the company now has up to 80% of production from its phase-one development committed to binding supply agreements. Additionally, construction on the commercial-scale direct lithium extraction (DLE)

Compass Minerals Reports Third Quarter Earnings

demonstration unit (also referred to as the DustGard™ or DG unit) has proceeded on schedule, with earthworks and construction permitting related to broader phase-one activity continuing to progress.

Compass Minerals has been actively engaged with political and regulatory leaders in Utah following the passage of Utah H.B. 513 in March of 2023 that altered certain aspects of the regulatory regime that will govern the development of lithium at the Great Salt Lake.

The company continues to refine capital, operating, and engineering assumptions related to its lithium project. As previously communicated, the company will update its project-related financial disclosures once the rulemaking process governing lithium development at the Great Salt Lake is finalized.

CASH FLOW AND FINANCIAL POSITION

Net cash provided by operating activities amounted to $121.3 million for the nine months ended June 30, 2023, compared to $148.9 million in the prior year.

Net cash used in investing activities was $100.3 million for the nine months ended June 30, 2023, compared to $53.1 million in the comparable prior-year period. The increase was principally driven by a faster pace of capital spending and the company’s acquisition of the remaining 55% of Fortress. Total capital spending for the nine months ended June 30, 2023, was $78.9 million, which included approximately $21.7 million in capital spending related to the company's lithium growth opportunity.

Net cash used in financing activities was $10.1 million for the nine months ended June 30, 2023, compared to $69.8 million in the comparable prior-year period. The significant items affecting year-to-date results include debt reduction of $225.7 million and dividends paid on our common stock of $18.7 million, partially offset by the $252 million gross ($240.7 million, net of fees) strategic equity investment by Koch Minerals & Trading (KM&T).

The company ended the quarter with $417.9 million of liquidity, comprised of $58.0 million in cash and cash equivalents and $359.9 million of availability under its $375 million revolving credit facility. As previously disclosed, during the quarter the company issued $200 million of Term Loan A notes due 2028 and expanded its credit facility by $75 million to fund the early redemption during the quarter of the outstanding $250 million 4.875% Senior Notes due July 2024.

Compass Minerals Reports Third Quarter Earnings

UPDATED FISCAL OUTLOOK

The company has provided updated commentary regarding its fiscal 2023 financial outlook as well as initial commentary regarding the North American highway deicing bidding process for fiscal 2024.

Salt Segment
2023 Range
Highway deicing sales volumes (thousands of tons)	9,000 - 9,400
Consumer and industrial sales volumes (thousands of tons)	2,000 - 2,150
Total salt sales volumes (thousands of tons)	11,000 - 11,550

Revenue (in millions)	$985 - $1,025
Adjusted EBITDA (in millions)	$220 - $235

The performance guidance for the Salt segment for fiscal 2023 has been narrowed to reflect the conclusion of the winter deicing season and the fact that the fiscal year is largely complete. The company's original guidance for the year assumed average winter activity for the year. Despite below-average winter deicing activity within the company's core North American markets this year, the midpoint of its full-year adjusted EBITDA guidance is just slightly below the midpoint of its original guidance, largely reflecting favorable mix in highway deicing sales and strong C&I pricing throughout the year.

2023/2024 North American Bid Season

Approximately 65% of the company's North American highway deicing bidding process for the upcoming winter season has been completed. Based on results to date, the company expects its average contract selling price for the coming season to be approximately 3% higher than prices in fiscal 2023. Committed bid volumes are expected to be down approximately 5% compared to fiscal 2023, which is better than typical results following a below-average winter.

Plant Nutrition Segment
2023 Range
Sales volumes (thousands of tons)	200 – 225
Revenue (in millions)	$160 - $175
Adjusted EBITDA (in millions)	$40 - $50

The performance guidance for the Plant Nutrition segment for fiscal 2023 has been narrowed to reflect the fact that the fiscal year is nearly complete. Despite demand challenges due to extraordinary weather in key markets during the year, the company is maintaining the midpoint of its adjusted EBITDA guidance largely due to the adherence to a disciplined

Compass Minerals Reports Third Quarter Earnings

approach to pricing throughout the year that allowed it to maintain a strong premium to alternative products.

Other Assumptions
($ in millions)	2023 Range
Corporate and other expense, net*	$65 - $70
Depreciation, depletion and amortization	$95 - $105
Interest expense	$55 - $60
Effective income tax rate (excl. valuation allowance)	33% - 38%

Capital expenditures:
Sustaining	$90 - $100
Lithium	$40 - $50
Total	$130 - $150
* Corporate and other expense, net includes Fortress financial results and lithium-related development operating expenses of $10 to $12 million; it excludes items used in the calculation of adjusted EBITDA as described below

Corporate and other expense, net is expected to be within a range of $65 million to $70 million. This line item includes the contribution from Fortress of operating profit and EBITDA in the low double-digit millions of dollars in fiscal 2023 - unchanged from prior guidance. The company expects essentially all Fortress-related profitability to be recognized in the fourth fiscal quarter, assuming normal wildfire seasonal dynamics.

Projected total capital expenditures for fiscal 2023 are now expected to be in a range of $130 million to $150 million, comprising lithium development capital spending in the range of $40 million to $50 million (funded by proceeds from the recent KM&T transaction) and unchanged sustaining capital in the range of $90 million to $100 million for the fiscal year. Lithium development capital spending was reduced to reflect shifts in timing from fiscal fourth quarter of 2023 into fiscal first quarter of 2024.

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Wednesday, Aug. 9, at 9:30 a.m. ET (8:30 a.m. CT). To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 888-550-5768. Callers must provide the conference ID number 3632674. Outside of the U.S. and Canada, callers may dial 646-960-0469. Replays of the call will be available on the company’s website.

A supporting corporate presentation with fiscal 2023 third-quarter results is available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during

Compass Minerals Reports Third Quarter Earnings

winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 12 production and packaging facilities with nearly 2,000 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Rick Axthelm
Vice President, Investor Relations	Chief Public Affairs and Sustainability Officer
+1.913.344.9111	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about expected efforts to accelerate growth and enhance value; Fortress North America's expected revenue, operating profit, and adjusted EBITDA; the company's lithium brine development project, including the advancement of a commercial-scale demonstration DLE unit, planned lithium carbonate production, engagement with political and regulatory leaders, and refinement of capital, operating, and engineering assumptions related to the project; expectations for highway deicing pricing and volumes for the upcoming winter, and the company's outlook for fiscal 2023, including its expectations regarding sales volumes, revenue, Adjusted EBITDA, corporate and other expense, depreciation, depletion and amortization, interest expense, tax rates, and capital expenditures. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. The company uses words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, and (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the period ended Sept. 30, 2022 and its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2022, March 31, 2023 and June 30, 2023 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements

Compass Minerals Reports Third Quarter Earnings

made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

The company has completed an initial assessment to define the lithium resource at Compass Minerals’ existing operations in accordance with applicable SEC regulations, including Subpart 1300. Pursuant to Subpart 1300, mineral resources are not mineral reserves and do not have demonstrated economic viability. The company’s mineral resource estimates, including estimates of the lithium resource, are based on many factors, including assumptions regarding extraction rates and duration of mining operations, and the quality of in-place resources. For example, the process technology for commercial extraction of lithium from brines with low lithium and high impurity (primarily magnesium) is still developing. Accordingly, there is no certainty that all or any part of the lithium mineral resource identified by the company’s initial assessment will be converted into an economically extractable mineral reserve.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. Management also uses adjusted operating earnings, adjusted operating margin, adjusted net earnings, and adjusted net earnings per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The

Compass Minerals Reports Third Quarter Earnings

calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating earnings, adjusted operating earnings margin, adjusted net earnings, and adjusted net earnings (loss) per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net earnings (loss) per diluted share is adjusted net earnings (loss) divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Special Items Impacting the Three Months Ended June 30, 2023 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges	Corporate and Other	SG&A	$0.7	$—	$0.7	$0.02
Restructuring charges	Salt	COGS and SG&A	0.5	(0.1)	0.4	0.01
Restructuring charges	Plant Nutrition	COGS and SG&A	1.0	—	1.0	0.02
Total			$2.2	$(0.1)	$2.1	$0.05

Special Items Impacting the Nine Months Ended June 30, 2023 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges	Corporate and Other	SG&A	$2.6	$—	$2.6	$0.06
Restructuring charges	Salt	COGS and SG&A	1.5	(0.1)	1.4	0.04
Restructuring charges	Plant Nutrition	COGS and SG&A	1.4	—	1.4	0.03
Accrued legal costs related to SEC investigation	Corporate and Other	SG&A	(0.1)	—	(0.1)	—
Total			$5.4	$(0.1)	$5.3	$0.13
(1)    There were no substantial income tax benefits related to these items given the U.S. valuation allowances on deferred tax assets.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Adjusted Operating Earnings (Loss) (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Operating (loss) earnings	$(0.6)	$(3.5)	$75.2	$36.9
Executive transition costs(1)	—	—	—	3.8
Restructuring charges(2)	2.2	—	5.5	—
Accrued loss and legal costs related to SEC investigation(3)	—	2.8	(0.1)	19.5
Adjusted operating earnings (loss)	$1.6	$(0.7)	$80.6	$60.2
Sales	207.6	214.7	971.1	994.7
Operating margin	(0.3)%	(1.6)%	7.7%	3.7%
Adjusted operating margin	0.8%	(0.3)%	8.3%	6.1%
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company incurred severance and related charges related to a reduction of its workforce.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Reconciliation for Adjusted Net Earnings (Loss) (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net earnings (loss) from continuing operations	$39.9	$(10.7)	$18.0	$(31.8)
Executive transition costs, net of tax(1)	—	—	—	3.2
Restructuring charges, net of tax(2)	2.1	—	5.4	—
Accrued loss and legal costs related to SEC investigation, net of tax(3)	—	3.1	(0.1)	17.6
Deferred tax valuation allowance(4)	—	2.4	—	30.4
Adjusted net earnings (loss) from continuing operations	$42.0	$(5.2)	$23.3	$19.4

Net earnings (loss) from continuing operations per diluted share	$0.96	$(0.32)	$0.44	$(0.94)
Adjusted net earnings (loss) from continuing operations per diluted share	$1.01	$(0.16)	$0.57	$0.56
Weighted-average common shares outstanding (in thousands):
Diluted	41,142	34,154	40,663	34,110
(1)    The company incurred severance and other costs related to executive transition of $3.8 million ($3.2 million net of tax) for the nine months ended June 30, 2022.
(2)    The company incurred severance and related charges related to a reduction of its workforce. Charges for the three and nine months ended June 30, 2023 were $2.2 million and $5.5 million ($2.1 million and $5.4 million net of tax), respectively.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation of $2.8 million ($3.1 million net of tax) in the three months ended June 30, 2022. The company recorded a contingent loss accrual and incurred net costs related to the settled SEC investigation of $(0.1) million and $19.5 million ($(0.1) million and $17.6 million net of tax) for the nine months ended June 30, 2023 and 2022, respectively.
(4)    The company recognized a valuation allowance for certain deferred tax assets in the prior year period due to their uncertainty of being realized.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net earnings (loss) from continuing operations	$39.9	$(10.7)	$18.0	$(31.8)
Interest expense	14.3	13.4	42.4	41.2
Income tax (benefit) expense	(42.7)	(1.1)	24.3	28.1
Depreciation, depletion and amortization	24.3	27.0	72.7	83.2
EBITDA from continuing operations	35.8	28.6	157.4	120.7
Adjustments to EBITDA from continuing operations:
Stock-based compensation - non cash	3.5	3.9	17.2	11.6
Interest income	(1.7)	(0.2)	(4.7)	(0.5)
Loss (gain) on foreign exchange	2.3	(6.1)	4.6	(3.5)
Gain from remeasurement of equity method investment	(16.2)	—	(16.2)	—
Executive transition costs(1)	—	—	—	4.3
Restructuring charges(2)	2.2	—	5.9	—
Accrued loss and legal costs related to SEC investigation(3)	—	2.8	(0.1)	19.5
Other expense (income), net	2.7	(0.1)	3.7	—
Adjusted EBITDA from continuing operations	28.6	28.9	167.8	152.1
Adjusted EBITDA from discontinued operations	—	3.1	—	19.0
Adjusted EBITDA including discontinued operations	$28.6	$32.0	$167.8	$171.1
(1)    The company incurred severance and other costs related to executive transition.
(2)    The company incurred severance and related charges related to a reduction of its workforce.
(3)    The company recognized costs, net of reimbursements, related to the settled SEC investigation.

Compass Minerals Reports Third Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Sales	$155.5	$156.2	$824.1	$821.4
Operating earnings	$21.7	$12.4	$141.9	$101.1
Operating margin	14.0%	7.9%	17.2%	12.3%
Adjusted operating earnings(1)	$22.2	$12.4	$143.4	$101.1
Adjusted operating margin(1)	14.3%	7.9%	17.4%	12.3%
EBITDA(1)	$35.9	$27.7	$184.8	$148.8
EBITDA(1) margin	23.1%	17.7%	22.4%	18.1%
Adjusted EBITDA(1)	$36.4	$27.7	$186.3	$148.8
Adjusted EBITDA(1) margin	23.4%	17.7%	22.6%	18.1%
Sales volumes (in thousands of tons):
Highway deicing	1,070	1,232	7,886	8,854
Consumer and industrial	421	451	1,529	1,600
Total Salt	1,491	1,683	9,415	10,454
Average prices (per ton):
Highway deicing	$73.86	$63.73	$68.86	$61.25
Consumer and industrial	$181.66	$172.41	$183.81	$174.47
Total Salt	$104.28	$92.83	$87.53	$78.58
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Reported GAAP segment operating earnings	$21.7	$12.4	$141.9	$101.1
Restructuring charges(1)	0.5	—	1.5	—
Segment adjusted operating earnings	$22.2	$12.4	$143.4	$101.1
Segment sales	155.5	156.2	824.1	821.4
Segment adjusted operating margin	14.3%	7.9%	17.4%	12.3%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Reported GAAP segment operating earnings	$21.7	$12.4	$141.9	$101.1
Depreciation, depletion and amortization	14.2	15.3	42.9	47.7
Segment EBITDA	$35.9	$27.7	$184.8	$148.8
Restructuring charges(1)	0.5	—	1.5	—
Segment adjusted EBITDA	$36.4	$27.7	$186.3	$148.8
Segment sales	155.5	156.2	824.1	821.4
Segment adjusted EBITDA margin	23.4%	17.7%	22.6%	18.1%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Plant Nutrition Segment Performance (unaudited, dollars in millions, except for sales volumes and prices per short ton)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Sales	$47.5	$55.6	$136.8	$164.5
Operating earnings	$2.5	$10.6	$12.8	$24.5
Operating margin	5.3%	19.1%	9.4%	14.9%
Adjusted operating earnings(1)	$3.5	$10.6	$14.2	$24.5
Adjusted operating margin(1)	7.4%	19.1%	10.4%	14.9%
EBITDA(1)	$10.7	$19.4	$37.4	$50.9
EBITDA(1) margin	22.5%	34.9%	27.3%	30.9%
Adjusted EBITDA(1)	$11.7	$19.4	$38.8	$50.9
Adjusted EBITDA(1) margin	24.6%	34.9%	28.4%	30.9%
Sales volumes (in thousands of tons)	63	67	168	224
Average price (per ton)	$752	$827	$814	$735
(1)    Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Plant Nutrition Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Reported GAAP segment operating earnings	$2.5	$10.6	$12.8	$24.5
Restructuring charges(1)	1.0	—	1.4	—
Segment adjusted operating earnings	$3.5	$10.6	$14.2	$24.5
Segment sales	47.5	55.6	136.8	164.5
Segment adjusted operating margin	7.4%	19.1%	10.4%	14.9%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Plant Nutrition Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Reported GAAP segment operating earnings	$2.5	$10.6	$12.8	$24.5
Depreciation, depletion and amortization	8.2	8.8	24.6	26.4
Segment EBITDA	$10.7	$19.4	$37.4	$50.9
Restructuring charges(1)	1.0	—	1.4	—
Segment adjusted EBITDA	$11.7	$19.4	$38.8	$50.9
Segment sales	47.5	55.6	136.8	164.5
Segment adjusted EBITDA margin	24.6%	34.9%	28.4%	30.9%
(1) The company incurred severance and related charges related to a reduction of its workforce.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Sales	$207.6	$214.7	$971.1	$994.7
Shipping and handling cost	53.8	58.7	291.3	314.5
Product cost	119.2	122.1	490.0	521.8
Gross profit	34.6	33.9	189.8	158.4
Selling, general and administrative expenses	35.2	37.4	114.6	121.5
Operating (loss) earnings	(0.6)	(3.5)	75.2	36.9
Other (income) expense:
Interest income	(1.7)	(0.2)	(4.7)	(0.5)
Interest expense	14.3	13.4	42.4	41.2
Loss (gain) on foreign exchange	2.3	(6.1)	4.6	(3.5)
Net loss in equity investee	0.8	1.3	3.1	3.4
Gain from remeasurement of equity method investment	(16.2)	—	(16.2)	—
Other expense (income), net	2.7	(0.1)	3.7	—
(Loss) earnings from continuing operations before income taxes	(2.8)	(11.8)	42.3	(3.7)
Income tax (benefit) expense from continuing operations	(42.7)	(1.1)	24.3	28.1
Net earnings (loss) from continuing operations	39.9	(10.7)	$18.0	$(31.8)
Net earnings from discontinued operations	—	2.8	—	14.2
Net earnings (loss)	$39.9	$(7.9)	$18.0	$(17.6)

Basic net earnings (loss) from continuing operations per common share	$0.96	$(0.32)	$0.44	$(0.94)
Basic net earnings from discontinued operations per common share	—	0.08	—	0.42
Basic net earnings (loss) per common share	$0.96	$(0.23)	$0.44	$(0.52)

Diluted net earnings (loss) from continuing operations per common share	$0.96	$(0.32)	$0.44	$(0.94)
Diluted net earnings from discontinued operations per common share	—	0.08	—	0.42
Diluted net earnings (loss) per common share	$0.96	$(0.23)	$0.44	$(0.52)
Weighted-average common shares outstanding (in thousands):(1)
Basic	41,142	34,154	40,663	34,105
Diluted	41,142	34,154	40,663	34,110
(1)Weighted participating securities include RSUs and PSUs that receive non-forfeitable dividends and consist of 453,000 and 469,000 weighted participating securities for the three and nine months ended June 30, 2023, respectively and 372,000 and 423,000 weighted participating securities for the three and nine months ended June 30, 2022, respectively.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	June 30,	Sept. 30,
	2023	2022
ASSETS
Cash and cash equivalents	$58.0	$46.1
Receivables, net	95.8	167.2
Inventories	340.1	304.4
Other current assets	38.2	44.3
Property, plant and equipment, net	817.1	776.6
Equity method investments	—	46.6
Intangible and other noncurrent assets	383.4	258.3
Total assets	$1,732.6	$1,643.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$5.0	$—
Other current liabilities	241.0	233.1
Long-term debt, net of current portion	716.0	947.6
Deferred income taxes and other noncurrent liabilities	233.9	206.4
Total stockholders' equity	536.7	256.4
Total liabilities and stockholders' equity	$1,732.6	$1,643.5

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended June 30,
	2023	2022
Net cash provided by operating activities(1)	$121.3	$148.9

Cash flows from investing activities:
Capital expenditures(2)	(78.9)	(68.9)
Proceeds from sale of business	—	61.2
Acquisition of business, net of cash acquired	(18.9)	—
Investments in equity method investees	—	(46.3)
Other, net	(2.5)	0.9

Net cash used in investing activities	(100.3)	(53.1)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	66.7	346.3
Principal payments on revolving credit facility borrowings	(218.2)	(341.7)
Proceeds from issuance of long-term debt	237.5	50.8
Principal payments on long-term debt	(311.7)	(106.6)
Net proceeds from private placement of common stock	240.7	—
Dividends paid	(18.7)	(15.7)
Deferred financing costs	(3.9)	(0.4)
Proceeds from stock options exercised	—	0.3
Shares withheld to satisfy employee tax obligations	(1.6)	(1.9)
Other, net	(0.9)	(0.9)

Net cash used in financing activities	(10.1)	(69.8)
Effect of exchange rate changes on cash and cash equivalents	1.0	0.2
Net change in cash and cash equivalents	11.9	26.2
Cash and cash equivalents, beginning of the year	46.1	21.0

Cash and cash equivalents, end of period	58.0	47.2
Less: cash and cash equivalents included in current assets held for sale	—	—
Cash and cash equivalents of continuing operations, end of period	$58.0	$47.2
(1)Includes cash flows provided by discontinued operations of $9.4 million in 2022.
(2)Includes capital expenditures of $1.6 million related to discontinued operations in 2022.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended June 30, 2023	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$155.5	$47.5	$4.6	$207.6
Intersegment sales	—	2.8	(2.8)	—
Shipping and handling cost	48.2	5.6	—	53.8
Operating earnings (loss)(2)(3)	21.7	2.5	(24.8)	(0.6)
Depreciation, depletion and amortization	14.2	8.2	1.9	24.3
Total assets (as of end of period)	995.7	468.2	268.7	1,732.6

Three Months Ended June 30, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$156.2	$55.6	$2.9	$214.7
Intersegment sales	—	1.9	(1.9)	—
Shipping and handling cost	52.2	6.5	—	58.7
Operating earnings (loss)(2)	12.4	10.6	(26.5)	(3.5)
Depreciation, depletion and amortization	15.3	8.8	2.9	27.0
Total assets (as of end of period)	980.6	441.2	155.2	1,577.0

Nine Months Ended June 30, 2023	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$824.1	$136.8	$10.2	$971.1
Intersegment sales	—	7.1	(7.1)	—
Shipping and handling cost	274.9	16.4	—	291.3
Operating earnings (loss)(2)(3)	141.9	12.8	(79.5)	75.2
Depreciation, depletion and amortization	42.9	24.6	5.2	72.7

Nine Months Ended June 30, 2022	Salt	Plant Nutrition	Corporate & Other(1)	Total
Sales to external customers	$821.4	$164.5	$8.8	$994.7
Intersegment sales	—	5.0	(5.0)	—
Shipping and handling cost	294.0	20.5	—	314.5
Operating earnings (loss)(2)	101.1	24.5	(88.7)	36.9
Depreciation, depletion and amortization	47.7	26.4	9.1	83.2
(1)    Corporate and other includes corporate entities, records management operations, the Fortress fire retardant business, equity method investments and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, lithium-related expenditures, as well as costs for the human resources, information technology, legal and finance functions.
(2)    Corporate operating results include net reimbursements related to the settled SEC investigation of $0.1 million for the nine months ended June 30, 2023 and executive transition costs of $3.8 million for the nine months ended June 30, 2022. Corporate operating results for the three and nine months ended June 30, 2022 include a contingent loss accrual and costs related to the SEC investigation of $2.8 million and $19.5 million, respectively.
(3)    In April 2023, the Company took steps to align its cost structure to its current business needs. These initiatives resulted in restructuring charges of $2.2 million and $5.5 million, which impacted Corporate operating results for the three and nine months ended June 30, 2023, respectively.